Exhibit 21.1

Subsidiaries of Autobytel Inc.

Auto-By-Tel Acceptance Corporation, a Delaware corporation

Auto-By-Tel Insurance Services, Inc., a Delaware corporation

Autoweb.com, Inc., a Delaware corporation

Autobytel I Corp., a Delaware corporation

Car.com, Inc., a Delaware corporation